UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Campbell Soup Company
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FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Thomas Hushen
(856) 342-6081	(856) 342-5227
ken_gosnell@campbellsoup.com	thomas_hushen@campbellsoup.com

CAMPBELL SENDS LETTER TO SHAREHOLDERS DETAILING SIGNIFICANT ACTIONS UNDERWAY TO MAXIMIZE VALUE;
STRONGLY RECOMMENDS SHAREHOLDERS VOTE GOLD PROXY CARD

Files Definitive Proxy Materials

Launches Shareholder Resource Website www.CampbellsStrategy.com

CAMDEN, N.J., Oct. 4, 2018—Campbell Soup Company (NYSE: CPB) announced today it has filed definitive proxy materials, including its definitive proxy statement and GOLD proxy card, with the U.S. Securities and Exchange Commission (SEC) in connection with Campbell’s 2018 Annual Meeting of Shareholders, scheduled for Nov. 29, 2018. Campbell shareholders of record as of the close of business on Oct. 9, 2018 will be entitled to vote at the Annual Meeting.

In addition to filing these proxy materials, Campbell sent a letter to its shareholders. In the letter, Campbell:
•
Summarizes the results of its comprehensive Board-led strategy and portfolio review and the significant actions that are underway to focus Campbell’s portfolio, improve performance and maximize shareholder value;

•	Highlights the strength and experience of its directors and why it has the right Board to lead Campbell going forward;
•	Highlights the strength of its new management team; and
•
Discusses why Third Point’s actions are not in shareholders’ best interests and its proposed nominees lack the required skills and expertise to oversee a public company like Campbell and its iconic brands.

Campbell strongly recommends that shareholders vote to support the current Campbell Board of Directors with a vote on the GOLD proxy card.

In conjunction with the definitive proxy filing, Campbell mailed the following letter to shareholders and launched www.CampbellsStrategy.com. These materials will be available at www.sec.gov. The website will be updated as additional information becomes available.

The full text of Campbell’s letter to shareholders follows.

VOTE THE GOLD PROXY CARD TODAY

October 4, 2018

Dear Campbell Shareholders:

The future of Campbell is bright. On August 30th, Campbell announced a series of significant actions stemming from our comprehensive Board-led strategy and portfolio review, which are directly aimed at turning around the business, improving operating and financial performance and returning Campbell to sustainable profitable growth. As part of this review, the Board considered a full slate of strategic options to maximize shareholder value, including optimizing the portfolio, divesting businesses, splitting the Company, and pursuing a sale. All options were on the table.

The Board determined that the best path forward for Campbell, at this time, is to focus the Company, pursue the divestiture of non-core businesses and use the proceeds to significantly pay down debt and strengthen our balance sheet, and further reduce costs and increase our asset efficiency. In addition to these actions, the Board remains focused on retaining Campbell’s investment grade credit rating and maintaining our dividend, which over the last 12 months paid $1.40 per share.

For nearly 150 years, Campbell has been committed to making food that is delicious, convenient and affordable. Our purpose, Real food that matters for life’s moments, has been the driver behind why we do what we do. This is why more than 95 percent of U.S. households have a Campbell product in their home.

We believe that a continued commitment to our purpose will drive value creation for all Campbell shareholders. That said, we are mindful of Campbell’s recent performance. Simply put, we know we need to and can do better.

Unfortunately, Third Point, a New York-based hedge fund that only recently became a Campbell shareholder and held material short positions in Campbell stock for most of 2017, is attempting to deprive shareholders of the future value potential of Campbell by forcing a sale of your Company while we are executing on our strategic plan to create value. The Campbell Board strongly objects to Third Point’s aggressive and short-sighted tactics and urges shareholders to reject the hedge fund’s misguided efforts and “one-point” agenda for Campbell.

To support Campbell, vote FOR the re-election of Campbell’s highly qualified and engaged slate of directors on the enclosed GOLD proxy card today. Vote only the GOLD proxy card – please discard any WHITE proxy cards you receive from Third Point.

CAMPBELL’S PLAN: THE RIGHT PATH FORWARD TO MAXIMIZE SHAREHOLDER VALUE

In proactively launching the strategic review process in May – prior to any actions by Third Point – your Board recognized that meaningful changes were necessary to maximize value for all Campbell shareholders. We entered the review process with a completely open mind. The Board, together with its external advisers, considered a full slate of options for Campbell – including whether to:
•	Optimize our portfolio and divest assets and businesses;
•	Split the Company; or
•	Sell the entire Company.

After considerable analysis and evaluation, the Board concluded that the best path forward to maximize shareholder value at this time is to:
•	Focus Campbell on two distinct businesses, Campbell Snacks and Campbell Meals and Beverages, in our core North American market;
•
Pursue the divestitures of two non-core businesses – Campbell International and Campbell Fresh – to focus and improve our portfolio. We intend to use the proceeds to significantly reduce debt and improve the balance sheet; and,

•	Increase our cost savings target by $150 million, which will bring our total cost savings efforts to $945 million by the end of fiscal year 2022, including the expected Snyder’s-Lance savings.

Focusing Our Portfolio

Moving forward, we are focusing on two businesses – Campbell Snacks and Campbell Meals and Beverages – within our core North American market. This increased focus enables us to leverage our iconic brands and strong positions in a market where we have the greatest presence and right to win.

Increased focus and discipline are key tenets of our renewed strategy. As such, we are managing our portfolio of brands using two differentiated operating strategies:
•
Drive Profitable Growth – Powerful and exciting brands that will be managed to grow faster than the categories in which they compete. These include leading brands such as Cape Cod, Goldfish, Kettle Brand, Lance, Late July, Pace, Pacific, Pepperidge Farm Farmhouse and Milano cookies, Prego and Snyder’s of Hanover. Investments in innovation and consumer engagement will enable these brands to leverage evolving consumer tastes and trends.

•
Maximize Margin & Cash Flow – At-scale brands that will be managed to generate consistent profit and cash flow. These include leading brands such as Campbell’s soup, Pepperidge Farm fresh bakery, SpaghettiOs and V8. These brands will be managed with disciplined focus and aligned investments to support their strong market positions, to optimize operating margins and cash flow and to fulfill their equally important role in Campbell’s portfolio.

Pursuing Divestitures

To help sharpen our focus, we are pursuing the sale of the Campbell International business, which includes Arnott's and the Kelsen Group, and our Campbell Fresh business, which includes Bolthouse Farms, Garden Fresh Gourmet and the refrigerated soup business. These are great brands and solid businesses, but they do not fit with Campbell’s new strategic direction. We believe they will be of greater value to new owners who are focused on these categories and geographies.

The proposed divestitures represented approximately $2.1 billion in net sales in fiscal year 2018. We have engaged leading financial advisers and have initiated a disciplined process aimed at achieving maximum value. We intend to use the proceeds from these divestitures to significantly reduce debt and are targeting a pro forma EBITDA leverage ratio of 3.0x by the end of 2021.

In addition to these divestitures, we continue to evaluate additional actions to further optimize our portfolio.

Increasing Cost Savings Target

One of Campbell’s demonstrated strengths over the last several years has been our ability to deliver successful multi-year cost savings ahead of schedule. As we work to become a leaner and more focused company, we see further opportunities to drive additional cost savings.

Specifically, we have identified an additional $150 million in cost savings, which will be achieved by streamlining the organization, expanding zero-based budgeting efforts and continuing to optimize our manufacturing network. These savings are in addition to the previously announced $500 million in cost savings and the $295 million in target synergies and run rate cost savings from our acquisition of Snyder’s-Lance. Combined, these programs will bring our total cost savings target to $945 million by the end of fiscal year 2022.

Together, all of these actions are the start of a process to create a leaner, more focused and better-positioned Campbell.

CAMPBELL’S BOARD HAS THE SKILLS AND EXPERIENCE NEEDED TO DRIVE THIS
NEW STRATEGY AND CONTINUES TO ACT AS THE COMPANY’S BEST CHANGE AGENT

Campbell benefits from a diverse and highly-qualified Board of Directors that is actively engaged and focused on maximizing value for all shareholders. The Campbell Board consists of 12 members, 11 of whom are independent and four of whom have been added since 2016. The Board combines the necessary skills – including a strong mix of industry experience, operating expertise, long-term shareholder perspectives, financial acumen, and global public company experience – needed to provide the proper oversight and strategic guidance on a variety of diverse consumer and business needs amid rapid changes in the food industry.

The Board is focused on taking significant actions to help drive shareholder value. In fact, over the last year, the Board has:
•
Approved the acquisition of Snyder’s-Lance, Campbell’s largest acquisition in its history, increasing our presence in the growing snacking market – a move that complements Pepperidge Farm’s strong trajectory and bolsters continued growth;

•	Approved the acquisition of Pacific Foods, positioning Campbell in the higher growth organic soup market and supporting our position in the faster-growing natural and organic category;
•
Enacted significant management changes, including initiating a CEO search, appointing Luca Mignini, previously President of Global Biscuits and Snacks, to the newly created role of Chief Operating Officer, and naming new presidents in two of our three operating divisions, as well as new functional heads in R&D and HR;

•	Elected Tessa Hilado, former CFO of Allergan, to the Board. Tessa is the fourth new independent Director added to the Board since the beginning of 2016; and
•	Conducted a comprehensive strategy and portfolio review and determined a clear and executable path forward based on the Company’s many strengths.

Finally, and most importantly, the Board remains committed to evaluating all strategic options if any of those options can demonstrably enhance value for all shareholders.

NEW MANAGEMENT TEAM: THE RIGHT LEADERS TO IMPLEMENT CAMPBELL’S TRANSITION

In May, as part of our CEO succession plan, our former CEO agreed to retire, and I assumed the role of interim President and CEO. The Board, with the support of leading candidate assessment and executive search firms, is currently examining both internal and external qualified candidates who possess a track record of proven results and achievement. The Board is focused on maintaining its thoughtful approach to ensure that the next choice for CEO is the best long-term fit for the Company and its new plan.

I am proud to say that I am also supported by a new and strengthened management team that is focused on and committed to the Company’s new direction. In April, the Board appointed Luca Mignini to the newly-created role of Chief Operating Officer, added new presidents in two of our three operating divisions, and replaced a significant portion of the Meals and Beverages leadership team, including recruiting two senior executives from outside Campbell. We have created a new Campbell Snacks leadership team consisting of high-performing executives from both the Pepperidge Farm and Snyder’s-Lance businesses. We also added new functional heads in R&D and HR.

Today, Campbell has a strong and aligned leadership team in place to drive the Company forward and execute the plans outlined in our strategy and portfolio review.

THIRD POINT IS ATTEMPTING TO SEIZE CONTROL AND FORCE A SALE OF YOUR COMPANY

Over the past several months, we have worked to engage in an open and constructive dialogue with Third Point, as we do with all of our shareholders. Despite those efforts and the comprehensive set of significant actions that Campbell announced on August 30th, and without notifying the Board or management team, Third Point launched an effort to replace our entire Board of Directors with a set of hand-picked and largely underqualified individuals whose interests are not aligned with those of the majority of shareholders. Rather, Third Point’s actions are a clear attempt to take over Campbell, despite holding just a ~ 6 percent position in the Company, and pursue a sale at any and all costs.

We recommend that shareholders do not support Third Point’s candidates for the following reasons:

Third Point has bet against Campbell by holding material short positions over the last year

While Third Point claims that it is acting in the best interests of all shareholders, its actions over the past year are in direct conflict with that statement. Third Point’s preliminary proxy materials indicate that the fund held several material short positions in Campbell’s stock over the last year. In other words, Third Point took deliberate actions to erode shareholder value at the expense of all other long-term holders – the same shareholders Third Point is now soliciting support from as part of its efforts to gain control of Campbell.

Third Point has yet to put forward any new ideas that have not been considered by the Board and is instead focused on achieving its singular goal – the sale of the Company

Prior to the August 30th announcement on Campbell’s new direction, Third Point publicly stated that “the only justifiable outcome of the strategic review is for [Campbell] to be sold to a strategic buyer,” firmly stating its preferred path forward for Campbell. Despite this, in Third Point’s letter from September 7th, it flip-flopped on its position regarding a sale and stated that its slate of nominees would “act consistently with its fiduciary duties in pursuing optimal outcomes for shareholders and managing the Company to enhance long-term value.”

However, Third Point further reinforced its position on October 1st through filings agitating for a sale of all or part of Campbell. As part of these filings, Third Point outlined – for the first time – several general potential strategies. In doing so, Third Point failed to put forward any new ideas which were not considered by the Board as part of its strategy and portfolio review or are not part of the significant actions stemming from the review. In fact, all approaches presented by Third Point appear to be aimed exclusively at an eventual sale of the Company – an alternative we evaluated and will continue to do so if it can be shown to drive value relative to the plans outlined in our strategy and portfolio review.

Shareholders must ask whether the Third Point nominees, if elected, would enter into strategy-based discussions regarding the future of Campbell without bias and with the long-term interests of all shareholders in mind.

Third Point’s nominees lack the relevant skills and experiences to properly oversee and govern Campbell during this critical juncture

Third Point’s 12 nominees offer little in the way of industry expertise, senior leadership experience, and public company board experience compared to Campbell’s current Board of Directors.

Lack of Board Experience
•	While 7 have served on the board of a public company, much of this experience is limited, dated, or was in unrelated industries
•
Despite criticisms of oversight at Campbell, Third Point nominated George Strawbridge, Jr., who retired from Campbell’s Board at the age of 72 in 2009, with a tenure that spanned more than 22 years, and Lawrence Karlson, who served on the Board as recently as 2015 and supported many of the acquisitions that Third Point is now criticizing

Lack of Executive Experience
•	9 have not served as an executive officer of a public company
•	Third Point’s slate lacks the experience necessary to oversee the management of the Company on day one and to ensure that the Company is well-positioned ahead of a sale in order to maximize value

Lack of Industry Experience
•	Only 4 have experience in the consumer-packaged goods industry

Limited Understanding of Campbell
•	To the extent Third Point’s nominees have employment experience at the Company, their knowledge is stale and of little or no relevance
•	Raymond Silcock and Bill Toler, former mid-level Campbell executives, ended their employment in 1997 and 2000, respectively

Heavy Third Point Representation
•	Neither Munib Islam or Matthew Cohen has been employed in the consumer-packaged goods industry or served as a public company executive
•	Their sole qualification appears to be their employment at Third Point, which should call into question their independence from the dissident in boardroom deliberations

CAMPBELL’S BOARD AND MANAGEMENT TEAM ARE FOCUSED ON IMPROVING PERFORMANCE AND DRIVING INCREASED RETURNS TO SHAREHOLDERS

Campbell’s Board and management team are aligned and working with urgency to improve performance and revitalize the Company to be focused on our franchise businesses to drive sustainable, profitable growth. This new Campbell is stronger both in our balance sheet and our management team; it is leaner and more agile with less bureaucracy and faster decision-making; and it is disciplined in our capital allocation, our resource deployment and our drive to maximize shareholder value.

VOTE THE GOLD PROXY CARD TODAY – YOUR VOTE IS EXTREMELY IMPORTANT

Over the next several weeks, you will receive additional outreach from Campbell. You also are likely to receive outreach from Third Point. We urge you to NOT vote using any WHITE proxy card or voting instruction forms you might receive from Third Point. Please disregard and discard the WHITE proxy card.

If you do vote the WHITE card – you can easily switch your vote to the GOLD card. The last card submitted is the one that counts.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,
Keith R. McLoughlin
Interim President and Chief Executive Officer

If you have questions or need assistance, please contact: INNISFREE M&A Incorporated Shareholders Call Toll-Free: (877) 687-1866 Banks & Brokers Call Collect: (212) 750-5833

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, "Real food that matters for life's moments." For generations, people have trusted Campbell to provide authentic, flavorful and affordable snacks, soups and simple meals, and beverages. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet's natural resources. The company is a member of the Standard and Poor's 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo. To learn more about how we make our food and the choices behind the ingredients we use, visit www.whatsinmyfood.com.

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: (1) the company’s ability to execute on and realize the expected benefits from the actions it intends to take as a result of its recent strategy and portfolio review, (2) the ability to differentiate its products and protect its category leading positions, especially in soup; (3) the ability to complete and to realize the projected benefits of planned divestitures and other business portfolio changes; (4) the ability to realize the projected benefits, including cost synergies, from the recent acquisitions of Snyder’s-Lance and Pacific Foods; (5) the ability to realize projected cost savings and benefits from its efficiency and/or restructuring initiatives; (6) the company’s indebtedness and ability to pay such indebtedness; (7) disruptions to the company’s supply chain, including fluctuations in the supply of and inflation in energy and raw and packaging materials cost; (8) the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; (9) the impact of strong competitive responses to the company’s efforts to leverage its brand power with product innovation, promotional programs and new advertising; (10) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; (11) changes in consumer demand for the company’s products and favorable perception of the company’s brands; (12) changing inventory management practices by certain of the company’s key customers; (13) a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; (14) product quality and safety issues, including recalls and product liabilities; (15) the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors; (16) the uncertainties of litigation and regulatory actions against the company; (17) the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; (18) the impact of non-U.S. operations, including trade restrictions, public corruption and compliance with foreign laws and regulations; (19) impairment to goodwill or other intangible assets; (20) the company’s ability to protect its intellectual property rights; (21) increased liabilities and costs related to the company’s defined benefit pension plans; (22) a material failure in or breach of the company’s information technology systems; (23) the company’s ability to attract and retain key talent; (24) changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions, law, regulation and other external factors; (25) unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, terrorism, armed hostilities, extreme weather conditions, natural disasters or other calamities; and (26) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Important Additional Information and Where to Find It
Campbell has filed a definitive proxy statement on Schedule 14A and form of associated GOLD Proxy Card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2018 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). Campbell, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting. Information regarding the names of Campbell’s directors and executive officers and their respective interests in the company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of Campbell’s Board of Directors for election at the 2018 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING GOLD PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that Campbell files with the SEC from the SEC’s website at www.sec.gov or Campbell’s website at www.investor.campbellsoupcompany.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.